NICOR Inc.
                                                            Form 10-K/A
                                                            Exhibit 99.02












                          Independent Auditors' Report



To the NI-Gas Thrift
  Plan Committee:


We have audited the accompanying statement of net assets available for plan benefits of the NI-Gas Thrift Plan as of December 31, 1993 and 1992, and the related statement of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the plan administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the NI-Gas Thrift Plan as of December 31, 1993 and 1992, and the changes in its net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.






                                         HILL, TAYLOR & CO.

June 28, 1994




                               NI-Gas Thrift Plan
               Statement of Net Assets Available for Plan Benefits



                                                         December 31
                                                     1993            1992

Assets:

  Investment in NI-Gas Savings Investment
    and Thrift Trust                             $87,935,046     $80,890,282

  Miscellaneous receivable                           164,010               -

                                                  88,099,056      80,890,282

Liabilities:

  Distributions payable                            1,401,486         290,317

  Miscellaneous payable                                    -          91,890

                                                   1,401,486         382,207

Net assets available for plan benefits           $86,697,570     $80,508,075




The accompanying notes are an integral part of this statement.




                               NI-Gas Thrift Plan
         Statement of Changes in Net Assets Available for Plan Benefits



                                                  Year Ended      Year Ended
                                                 December 31,    December 31,
                                                     1993            1992

Net investment gain from NI-Gas Savings
  Investment and Thrift Trust                     $ 7,699,886     $ 6,801,043

Contributions:
  Participants                                      3,944,550       3,901,044
  Employer, net of forfeitures of $5,435
    and $9,731, respectively                        1,530,758       1,523,295

Distributions                                      (6,678,481)     (3,851,495)

Net transfer to NI-Gas Savings Investment
  Plan                                               (307,218)       (568,899)

Net increase                                        6,189,495       7,804,988

Net assets at beginning of year                    80,508,075      72,703,087

Net assets at end of year                         $86,697,570     $80,508,075





The accompanying notes are an integral part of this statement.




                               NI-Gas Thrift Plan
                          NOTES TO FINANCIAL STATEMENTS


INFORMATION ON THE PLAN

General. Certain reclassifications were made to conform the prior year's financial statements to the current year presentation.

The Plan. The NI-Gas Thrift Plan (the Plan) is a defined contribution plan which was established to provide supplemental retirement security to substantially all employees of Northern Illinois Gas Company (Northern Illinois Gas) represented by a collective bargaining agreement. The funds of the Plan are commingled with the funds of the NI-Gas Savings Investment Plan and held for safekeeping and investment by the NI-Gas Savings Investment and Thrift Trust (the Trust).

Contributions. The participant may elect to make either tax-deferred or after-tax contributions, or any combination thereof, by payroll deduction, that are partially matched by Northern Illinois Gas.

Vesting and Forfeitures. The participant's contributions and earnings thereon are fully vested. Northern Illinois Gas contributions and earnings thereon are vested after the participant's completion of five years of service, the participant's death while employed by Northern Illinois Gas or retirement.

If the participant's interest in Northern Illinois Gas contributions and earnings thereon is not vested, such interest will be forfeited if the participant's employment with Northern Illinois Gas or an affiliate is terminated and the participant is not reemployed within five years by Northern Illinois Gas or an affiliate. Any amounts forfeited by a participant are applied to reduce the amount of Northern Illinois Gas contributions under the Plan.

Suspensions and Withdrawals. The participant may suspend contributions by written notification filed with the Plan administration committee. The participant will not cease to be a participant during the suspension period.

The participant may elect, under certain conditions, to withdraw participant contributions and earnings thereon prior to termination of employment. Northern Illinois Gas matching contributions and earnings thereon will not be distributed until the vested participant's employment has been terminated.




                               NI-Gas Thrift Plan
                    NOTES TO FINANCIAL STATEMENTS (Continued)


ACCOUNTING POLICIES

Investment Balance. The Plan states its investment in the Trust at the underlying value of the investments of the Trust as follows:

Group annuity contracts are valued at contract value. Contract value represents contributions under the fund plus interest at the various contract rates.

The market value for NICOR Inc. Common Stock is based on the closing price on the New York Stock Exchange.

The market value of the units of the Collective Investment Index Fund, which is a commingled fund invested entirely in common stocks representative of the S&P 500, is determined by Harris Bank acting as trustee for the fund, based on the underlying value of the investments in the fund.

The EAFE Index Fund is a commingled investment fund comprised primarily of common stocks of non-North American companies. Units of the fund are valued monthly on a dollar basis. The underlying securities of the fund are valued on the basis of local currencies. The relationship between the dollar and foreign currencies varies over time. Translating the value of foreign securities from local currency to the dollar can add to or detract from investment results based on the currency relationship.

The DFA 6-10 Institutional Portfolio is a registered investment company which invests primarily in a diverse group of common stocks of small capitalization U.S. companies. The market value of the shares of the Portfolio is based on the underlying value of the investments of the Portfolio.

The Equity Index Fund invests entirely in common stocks representative of the S&P 500. The Broad Market Fixed Income Fund invests in bonds representative of a broad mix of U.S. Treasury/government, investment grade corporate and mortgage securities having maturities generally between one and 30 years. The Russell 2500 Index Fund invests in common stocks representative of 2,500 domestic companies that are typically smaller than those found in the S&P 500. The market value of the units of these funds is determined by Bankers Trust acting as trustee for the fund, based on the underlying value of the investments in the fund.

Allocation Provisions. Trust investment income and net appreciation (depreciation) are allocated monthly to the Plan based on the beginning ratio of the Plan's investment balance to total Trust investments.

INCOME TAXES

The Plan is a qualified employee benefit plan under Section 401(a) of the Internal Revenue Code. Income of the Plan is exempt from federal and state income tax. A favorable Internal Revenue Service determination letter has been maintained.

NET TRANSFER TO NI-GAS SAVINGS INVESTMENT PLAN

If an employee transfers between Plans, their account balance is transferred into a new account in their current plan. During 1993, a net transfer of $307,218 was made from the NI-Gas Thrift Plan to the NI-Gas Savings Investment Plan.




                               NI-Gas Thrift Plan
                    NOTES TO FINANCIAL STATEMENTS (Concluded)


Trust Financial Information

The following schedules present the Trust's net assets as of December 31, 1993 and 1992, the increase in Trust net assets derived from investment activities for the year ended December 31, 1993, and the Plan's share of each:

                               Net Assets in Trust

                                        December 31, 1993   December 31, 1992

Assets

Group Annuity Contracts:
  Continental Assurance                    $ 25,553,738        $ 19,989,860
  Aetna                                      22,696,883          22,904,828
  Principal Mutual Life                      22,046,457          21,634,114
  Great-West Life                            21,929,461          21,657,836
  Prudential                                 13,404,162          14,092,638
  Travelers                                   9,976,777          18,271,504
  Metropolitan Life                           9,148,217          14,565,928
  Hartford                                    8,607,439                   -
  John Hancock                                5,886,902           5,947,131

NICOR Inc., Common Stock                     17,842,848          13,773,958

Harris Bank Collective Investment
  Index Fund                                 12,308,817          11,058,158

Other assets                                 13,040,096           3,618,641

                                            182,441,797         167,514,596

Liabilities

Administrative expense payable                  241,533             264,342

Net assets in Trust                        $182,200,264        $167,250,254

Plan's interest in Trust net assets        $ 87,935,046        $ 80,890,282



                           Trust Investment Activities

                                                  For the year ended
                                                   December 31, 1993
Investment income:
  Interest                                            $11,508,660
  Dividends                                               699,058
  Net investment gain from common/collective
    trusts                                              2,136,921
  Net investment gain from a registered
    investment company                                    153,795

                                                       14,498,434
Net appreciation in market value
  of investments                                        1,717,901

Administrative expenses                                  (420,643)

Increase in Trust net assets
  derived from investment activities                  $15,795,692

Plan's interest in
  investment activities                               $ 7,699,886